EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”), between Penny Fern Hart, an individual residing at 200 East End Avenue, Apt. 12 APE, NY, NY 10128 (“Hart”), and Soupman, Inc., a Delaware corporation with its principal address at 1110 South Avenue, Suite 100, Staten Island, New York 10134 (“Soupman”), is dated and entered into as of October 9, 2015.  Hart and Soupman each may be referred to herein as a “Party” and together, as the “Parties”.

WHEREAS, Hart has previously made loans to Soup Kitchen International, Inc. (“SKII”) as more fully-described on Schedule A hereto (the “Loans”);

WHEREAS, the Loans currently are in default in accordance with their respective terms;

WHEREAS, pursuant to a certain Assignment and Assumption Agreement, dated as of December 30, 2009, SKII assigned and transferred to The Original Soupman, Inc., a Delaware corporation (“TOSI”), substantially all of its assets and obligations, and TOSI agreed, among other things, to be responsible for all obligations of SKII, including SKII’s obligations to Hart;

WHEREAS, on December 15, 2010, TOSI became a direct wholly-owned subsidiary of Soupman;

WHEREAS, on February 14, 2014, Hart commenced an action against Soupman in the Supreme Court, New York County, Index No. 65051/2014 (“First Action”), seeking to compel Soupman to issue and deliver 1,004,000 shares of common stock to Hart pursuant to an agreement, dated August 1, 2012, among Soupman, TOSI, Hart and others, a copy of which is annexed hereto as Exhibit A (as amended, the “Forbearance Agreement”);

WHEREAS, on October 22, 2014, Hart commenced an action against TOSI and others in the Supreme Court, New York County, Index No. 653214/2014 (“Second Action”), seeking, among other things, payment of the Loans; and

WHEREAS, Soupman has requested that Hart withdraw the First Action and the Second Action without prejudice and forbear in the exercise and enforcement of her rights and remedies under the documents and instruments evidencing the Loans, and Hart is willing to do so as set forth herein, subject to full and complete compliance with, and fulfillment of the terms and conditions of, this Agreement by Soupman and its Affiliates.

NOW, THEREFORE, in consideration of these recitals, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby accepted and acknowledged, the Parties agree as follows:

1.

Defined Terms. The terms defined below, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person and, in the case of a natural person, includes each member of such Person’s Family Group as well as any Person controlled by any of such Persons.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, for the purposes of Section 6(f) hereof only, the term “Affiliate” shall not include Soupman or any of its affiliated entities.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Common Stock” means the common stock, par value $.001 per share, of Soupman.

“Family Group” means, with respect to a person, such person’s spouse, siblings (and their spouses), parents, children (and their spouses) and grandchildren.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, or governmental entity.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $.001 per share, of Soupman.

2.

Consideration.

(a)

Soupman shall to pay Hart $1,000,000, plus interest at the rate of 5% per annum, in accordance with the amortization schedule attached hereto as Schedule B.

(b)

Subject to the execution and delivery by Hart and Soupman of a letter agreement in substantially the form attached hereto as Exhibit B (the “Conversion Cap Agreement”) Soupman shall issue and deliver to Hart 1,250,000 shares of Series B Preferred Stock (the “Series B Preferred Shares”), registered in Hart’s name, as promptly as possible after the execution of this Agreement (but in no event more than 10 days after the date hereof or the delivery of the Conversion Cap Agreement, whichever is later).  In addition, Soupman shall issue and deliver to Hart’s designee, promptly after Hart provides written instructions to Soupman setting forth the name of such designee (but in no event more than 10 days thereafter), 1,500,000 shares of Series B Preferred Stock registered in the name of such designee, provided that such issuance and delivery to such designee shall be conditioned upon such designee (i) making representations and warranties to Soupman similar to those made by Hart in this Agreement, and (ii) agreeing to leak out provisions substantially similar to those set forth in Section 6(f) hereof (but with a monthly limit of $8,334 (or such greater amount as may be agreed between Soupman and such designee, but not to exceed $16,666 unless Hart’s limit is similarly increased), subject to adjustments substantially similar to those set forth in Section 6(f) hereof) (the “Designee Leak Out Provisions”).  Soupman represents and warrants that the Series B Preferred Stock has such rights and preferences as are set forth in the Certificate of Designations, Rights and Preferences of the Series B Convertible Preferred Stock, a true, complete and correct copy of which is attached hereto as Exhibit C (the “Certificate of Designations”).  It is agreed that each of the 2,750,000 shares of Series B Preferred Stock being issued hereunder has a value of $.40 on the date hereof.  Soupman acknowledges and agrees Hart shall have no obligation or liability to

Soupman or its Affiliates, and Soupman and its Affiliates will have no recourse against Hart, with respect to Hart’s designee hereunder.

(c)

It is acknowledged and agreed that (i) since August 1, 2012, Hart has been the owner of 550,000 shares of Common Stock evidenced by certificate No. 781, which certificate bears a restrictive legend (the “Certificate”), (ii) pursuant to the Forbearance Agreement, since August 31, 2013 and as reflected in Soupman’s books and records, Hart has been the owner of an additional 504,550 shares of Common Stock for which no certificate had been issued to her (such shares, together with the 550,000 shares, the “Forbearance Shares”), (iii) Hart has delivered the Certificate to Soupman for removal of the restrictive legend, and has delivered to Soupman’s counsel a representation letter with respect to the Forbearance Shares, and (iv) Soupman has caused VStock Transfer, LLC, its transfer agent, to issue two certificates evidencing the Forbearance Shares, for 703,167 shares of Common Stock and 351,383 shares of Common Stock, respectively, registered in the name of Hart and without any legends, and to deliver such certificates to Soupman.  Concurrently with the delivery of this Agreement, fully executed by the Parties, Soupman is delivering the certificate for the 703,167 shares of Common Stock (the “Other Shares”) to Hart.  In addition, within three business days after Hart provides written instructions to Soupman with respect to the delivery of the certificate for the 351,383 shares of Common Stock (the “Designee Shares”), which instructions set forth the name of the designee to receive such shares and include an executed stock power naming such designee as the transferee of such shares, Soupman shall deliver such certificate (together with such stock power) to such designee; provided that such delivery of the Designee Shares to such designee shall be conditioned on such designee’s agreement that the Designee Shares are subject to the Designee Leak Out Provisions, and the commencement of such three-day period shall be tolled until such agreement is executed.

3.

Reservation of Rights.

(a)

Each of the agreements, instruments and documents evidencing the Loans, the guarantees of the Loans, and the grant of security for the Loans (collectively, the “Loan Documents”) shall continue in full force and effect, without modification; and except as explicitly set forth in this Agreement regarding a Satisfaction Event, nothing in this Agreement constitutes a release or discharge of any Person or constitutes satisfaction, novation or modification of the Loans or any of the Loan Documents.

(b)

So long as Soupman is not in default with respect to its obligations under the terms of this Agreement, Hart will have no recourse against any of the defendants named in the First Action and the Second Action with respect to the claims set forth therein, and will forbear from asserting any claim or commencing any litigation against them, or any officer, director or other Affiliate of any of them, in order to collect on any sums claimed to be due and owing under the Loans.  In the event Soupman is in default with respect to its obligations under this Agreement, then without limiting any other rights or remedies Hart may have, Hart retains and may exercise and enforce her rights, powers and remedies under and with respect to the Loans and the Loan Agreements against any Person (including guarantors), provided that the outstanding balance of the Loans shall be reduced by the amounts paid to Hart under the terms of this Agreement through and until the date of such default.  Hart acknowledges and agrees that, upon Soupman’s full and indefeasible satisfaction of all of its obligations under this Agreement in the absence of any such default (the “Satisfaction Event”), any claim she may have to collect on the Loans including, without limitation, any claims against Soupman, its directors, officers, shareholders, or Affiliates, is extinguished.

(c)

Section 3(b) hereof notwithstanding, if Soupman or any of its Affiliates asserts any claim or commences any action against Hart or her Affiliates with respect to the Loans or any Loan Document, then the forbearance set forth in Section 3(b) shall be null and void.

4.

Withdrawal of First Action and Second Action.  Hart agrees to execute or cause her counsel to execute the Stipulations of Discontinuance in the First Action and the Second Action in the form attached hereto as Exhibits D and E (together, the “Stipulations”).

5.

Releases.

(a)

In consideration of the mutual terms, conditions and covenants herein and other good and sufficient consideration, the receipt of which is hereby acknowledged, effective on the Satisfaction Event, Hart and any Person claiming through Hart or on behalf of Hart, her heirs, executors, administrators, legal representatives, legatees, or assigns (collectively, the “Hart Releasors”) each fully, forever, irrevocably and unconditionally release and discharge Soupman, its officers, directors, employees, agents, Affiliates, successors and assigns (collectively, the “Soupman Releasees”) of and from any and all claims, counterclaims, charges, complaints, demands, actions, causes of action, suits, remedies, rights, sums of money, costs, losses, covenants, contracts, controversies, agreements, promises, damages, obligations, liabilities and expenses (including reasonable attorney's fees and costs), of every kind and nature whatsoever, whether direct or indirect, known or unknown, accrued or unaccrued, liquidated or unliquidated, either at law, in equity, or mixed, whether statutory, common, federal, state, local or otherwise under the laws of any jurisdiction, which the Hart Releasors ever had, now have, or can, shall, or may have in the future against the Soupman Releasees by reason of, on account of, or arising out of any fact, incident, claim, injury, event, circumstance, matter or thing which has happened, developed, or occurred, of any kind of nature whatsoever, from the beginning of time to and including the date hereof, under or with respect to the Loans or the Loan Documents, exclusive of its or his obligations under this Agreement.

(b)

In consideration of the mutual terms, conditions and covenants herein and other good and sufficient consideration, the receipt of which is hereby acknowledged, effective on the Satisfaction Event, Soupman, and behalf of itself and each of its present and former officers, directors, shareholders, employees, agents, representatives, parent entities, subsidiaries, Affiliates, and attorneys (each, in their capacities as such), each of the respective heirs, executors, administrators, successors, trustees, and assigns of such Persons (each, in their capacities as such), and any Person that might claim by or through any of the foregoing persons or entities (collectively, the “Soupman Releasors”), each fully, forever, irrevocably and unconditionally release and discharge Hart and her heirs, executors, administrators, legal representatives, legatees, employees, agents, and assigns (collectively, the “Hart Releasees”) of and from any and all claims, counterclaims, charges, complaints, demands, actions, causes of action, suits, remedies, rights, sums of money, costs, losses, covenants, contracts, controversies, agreements, promises, damages, obligations, liabilities and expenses (including reasonable attorney's fees and costs), of every kind and nature whatsoever, whether direct or indirect, known or unknown, accrued or unaccrued, liquidated or unliquidated, either at law, in equity, or mixed, whether statutory, common, federal, state, local or otherwise under the laws of any jurisdiction, which the Soupman Releasors (or any of them) ever had, now have, or can, shall, or may have in the future against the Hart Releasees (or any of them) by reason of, on account of, or arising out of any fact, incident, claim, injury, event, circumstance, matter or thing which has happened, developed, or occurred, of any kind of nature whatsoever, from the beginning of time to and including the date hereof, exclusive of Hart’s obligations under this Agreement.

6.

Certain Representations, Warranties and Covenants of Hart Relating to the Series B Preferred Shares.  Hart makes the following representations, warranties and covenants relating to the issuance of the Series B Preferred Shares by Soupman:

(a)

Accredited Investor.  Hart is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(b)

Private Sale.  Hart hereby acknowledges that the issuance of the Series B Preferred Shares has not been reviewed by the U.S. Securities and Exchange Commission or any state regulatory authority since such issuance is intended to be exempt from the registration requirements of Section 5 of the Securities Act.  Hart understands that the offer and sale of the Series B Preferred Shares and the shares of Common Stock issuable upon conversion of the Series B Preferred Shares (the “Conversion Shares” and, together with the Series B Preferred Shares, the “Shares”) have not been registered under the Securities Act or under any state securities or “blue sky” laws, and the Shares may not be sold, assigned or otherwise transferred or disposed by her other than in a transaction registered under the Securities Act and under any applicable state securities or “blue sky” laws or in an transaction exempt from such registration.

(c)

Investment for Own Account.  Hart represents that the Shares being issued to her hereunder are being acquired for her own account for investment and not with a view toward the resale or distribution to others.

(d)

Reservation of Shares of Common Stock.  Hart acknowledges and understands that Soupman does not have a sufficient number of authorized and unissued shares of Common Stock for the conversion of all of the Series B Preferred Shares, and Soupman’s obligation to reserve a sufficient number of shares of Common Stock for the conversion of the Series B Preferred Shares is as set forth in the Certificate of Designations.

(e)

Legend on Share Certificate.

(i)

Hart consents to the placement of a legend on any certificate or other document evidencing the Shares as follows (the “Legend”):

“NO TRANSFER, SALE, OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS OR (B) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.”

(ii)

Subject to the transfer restrictions set forth herein:

(1)

If Hart converts any Series B Preferred Shares after the six-month anniversary of the date of this Agreement, Soupman shall forthwith deliver, or cause to be delivered, to its transfer agent such instructions, opinions and other materials as are requested or required by its transfer agent in order to deliver to Hart the certificates evidencing the Conversion Shares issuable upon such conversion without any legend, provided that Hart delivers to Soupman’s counsel a representation letter, substantially in the form attached hereto as Exhibit F, with respect to such Conversion Shares.

(2)

At the request of Hart after the six-month anniversary of the date of this Agreement, Soupman shall forthwith deliver, or cause to be delivered, to its transfer agent such instructions, opinions and other materials as are requested or required by its transfer agent in order to remove the Legend from any certificates evidencing the Conversion Shares that were delivered to Hart prior to such six-month anniversary, and shall otherwise use its best efforts to cause such Legend to be removed, provided that Hart delivers to Soupman’s counsel a representation letter, substantially in the form attached hereto as Exhibit F, with respect to such Conversion Shares.

(f)

Certain Restrictions on Sales of Shares of Common Stock.

(i)

Except as otherwise provided herein (including, without limitation, as provided in Sections 6(f)(ii) and (iv) hereof), Hart agrees that she will not sell (and shall cause her Affiliates not to sell) any of the Conversion Shares or the Other Shares (collectively, the “Leak Out Shares”) during the Leak Out Period (as defined below) without Soupman’s written consent unless such sale is a private sale and the purchaser thereof agrees to the provisions of this Section 6(f).

(ii)

Hart hereby covenants and agrees that, except as otherwise provided herein, and subject to any other restrictions prohibiting the offer, sale or transfer of the Leak Out Shares under applicable United States federal or state securities laws, rules and regulations, commencing on the date of this Agreement and continuing for a period of twenty-four (24) months thereafter (the “Leak Out Period”), Hart shall not sell (and shall cause her Affiliates not to sell) Leak Out Shares during any calendar month of the Leak Out Period, without Soupman’s written consent, for an aggregate sales price in excess of $16,666 (for clarity, the total sales price for all Leak Out Shares sold by Hart and her Affiliates, in any such calendar month, in the aggregate, cannot exceed $16,666), as adjusted for stock splits, stock dividends and the like.  In the event that at any time during the Leak Out Period, (A) the average daily trading volume of the Common Stock over a 30-day period equals or exceeds 250,000 shares (as adjusted for stock splits, stock dividends and the like) and (B) the average trading price of the Common Stock over such same period equals or exceeds $.10 per share (as adjusted for stock splits, stock dividends and the like), then for the remainder of the Leak Out Period Hart and her Affiliates shall be permitted to sell Leak Out Shares for an aggregate sales price of up to $23,333 per calendar month (for clarity, the total sales price for all Leak Out Shares sold by Hart and her Affiliates, in the aggregate, in any such calendar month, cannot exceed $23,333), as adjusted for stock splits, stock dividends and the like.  Concurrently herewith, (x) Soupman and Joseph Corso (“Corso”) are entering into a letter in the form attached hereto as Exhibit G (the “Corso Agreement”), and a copy of such executed agreement is being provided to Hart by Soupman concurrently herewith, and (y) Soupman and each of the persons listed on Schedule C hereto (each, a “Soupman Shareholder”) are entering into a letter agreement in the form attached hereto as Exhibit H (the “Soupman Shareholders Agreement”), and a copy of such executed agreement is being provided to Hart by Soupman concurrently herewith.

(iii)

Hart shall provide Soupman with written notice (each, a “Sales Notice”) of any sales of Leak Out Shares by her during the Leak Out Period within fifteen (15) days after the end of each calendar month.  If Soupman believes Hart’s sales of Leak Out Shares in any calendar month exceeded the number of such shares she was entitled to sell pursuant to this Agreement, it may deliver written notice thereof to Hart, which notice shall set forth in reasonable detail the basis for such belief.  If such notice is not delivered to Hart within fifteen (15) days after delivery of the Sales Notice for such calendar month to Soupman, then absent proof of fraud, all sales of such shares by Hart during such calendar month shall be deemed in compliance with the Agreement and Soupman shall be precluded from contesting the same (via legal proceedings or otherwise) or seeking recourse with respect thereto.  In the event that it is determined by the arbitrator (as provided in Section 22 hereof) that Hart sold Leak Out Shares in excess of the dollar amount permitted to be sold by her pursuant to Section 6(f)(ii) (such excess, the “Excess Amount”), then, in addition to any other remedies which the Company may seek, the amount then remaining due and payable to Hart by Soupman pursuant to the provisions of Section 2(a) hereof shall be reduced by the Excess Amount (as determined by the Arbitrator), but not less than zero.

(iv)

The restrictions set forth in this Section 6(f) (collectively, the “Sales Restrictions”) shall terminate and be of no further force or effect upon the earlier to occur of (A) any breach of this Agreement by Soupman or its Affiliates (which breach, if curable and other than a payment breach, is not cured within five (5) days after the occurrence of such breach), and (B) any breach of the Soupman Shareholders Agreement by any Soupman Shareholder or any breach of the Corso Agreement by Corso.  In addition, the Sales Restrictions shall not apply with respect to any calendar month during the Leak Out Period (a “Restriction Standstill”) in which the following conditions are met (together, the “Standstill Commencement Conditions”):  (x) the average daily trading volume of the Common Stock over the 30-day period preceding any date during such month equals or exceeds 750,000 shares (as adjusted for stock splits, stock dividends and the like) and (y) the average trading price of the Common Stock over such same period equals or exceeds $.10 per share (as adjusted for stock splits, stock dividends and the like).  Once a Restriction Standstill is in effect, such Restriction Standstill shall continue for each calendar month thereafter as long as the following conditions are met (together, the “Standstill Continuation Conditions”):  (xx) the average trading volume of the Common Stock over the 30-day period preceding the last day of the immediately preceding calendar month equals or exceeds 750,000 shares (as adjusted for stock splits, stock dividends and the like) and (yy) the average trading price of the Common Stock over such same period equals or exceeds $.10 per share (as adjusted for stock splits, stock dividends and the like).  In the event that a Restriction Standstill ends as provided above, then a Restriction Standstill shall again be applicable for the calendar month in which the Standstill Commencement Conditions are satisfied, and shall continue for each month thereafter for as long as the Standstill Continuation Conditions are satisfied.  By way of example, if the Standstill Commencement Conditions are met on March 15, 2016, then the Restriction Standstill shall be in effect for all of March, 2016.  If the Standstill Continuation Conditions are met on March 31, 2016, then the Restriction Standstill shall continue for all of April, 2016.  If the Standstill Continuation Conditions are not

met on April 30th, 2016, then the Restriction Standstill will not be in effect for May, 2016, unless on a particular date in May, the Standstill Commencement Conditions are again satisfied, in which case the Restriction Standstill shall be in effect for May and shall continue thereafter until the Standstill Continuation Conditions no longer are satisfied.  In addition, notwithstanding the Sales Restrictions, Hart may transfer the Leak Out Shares pursuant to any tender offer, exchange offer, merger, sale of Soupman or its Affiliates, reclassification, reorganization, recapitalization or other transaction that has been approved or recommended by the board of directors of Soupman or its Affiliates.

7.

Representations and Covenants.

(a)

Soupman represents and warrants that it has full power and authority to enter into and deliver this Agreement; that the individual signing this Agreement on behalf of Soupman is fully authorized to do so; and that this Agreement is enforceable against it in accordance with its terms.

(b)

Soupman represents and warrants that (i) the Loans constitute the legal, valid and binding obligations of the debtors and guarantors, enforceable by Hart in accordance with their respective terms, and the security interests granted by such debtors and guarantors in their respective assets are the legal, valid and binding obligations of such parties; and (ii) neither Soupman nor its Affiliates have any defenses, offsets or counterclaims against Hart or her agents in connection with the Loans or against the enforcement of the Loans, and Soupman shall not, and shall cause its Affiliates not to, dispute or contest (or cause any other Person to dispute or contest) the validity or enforceability of the Loans or the priority, enforceability or extent of Hart’s security interest in, and lien on, the collateral securing the Loans, in any judicial, administrative or other proceeding.

(c)

Hart represents and warrants that she has the capacity to enter into and deliver this Agreement, and that this Agreement is enforceable against her in accordance with its terms.

(d)

Each Party represents and warrants that it has read this entire Agreement and (i) knows and understands the contents thereof, (ii) knows that the terms are contractual and not merely recitals, (iii) has signed this Agreement of its own free will, and (iv) has obtained and relied on the advice of legal counsel.

(e)

Soupman shall provide Hart with written notice, within fifteen (15) days after the end of each calendar month during the Leak Out Period in which any of the Soupman Shareholders (or their respective Affiliates) or Corso (or his Affiliates) sell shares of Common Stock, which notice shall set forth the number of shares of Common Stock so sold during such calendar month and the gross sales price for such shares.

(f)

Soupman agrees that all Conversion Shares that are issued shall be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issue thereof.  Without limiting the generality of the foregoing, Soupman covenants that it will from time to time take all such action as may be necessary to assure that (i) the par value per share of the Common Stock is at all times equal to or less than the lower of the conversion price of the Series B Preferred Stock in effect at the time, and (ii) all such Conversion Shares are issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

(g)

Soupman has advised Hart that it desires to borrow $2,000,000 (the “GC Loan”) from The Grilled Cheese Truck, Inc. (“GC”) and, as collateral for the GC Loan, grant GC a first priority security interest and lien in its assets that is pari passu to Hart’s security interest with respect to the Loan.  Promptly after Soupman provides Hart with a copy of the to-be-executed GC Loan documents, Hart agrees to enter into good faith negotiations with GC regarding an intercreditor agreement, acceptable to Hart and GC, for purposes of establishing such a pari passu position.  Soupman agrees and acknowledges that one of the conditions to Hart’s execution of such an intercreditor agreement may be GC’s agreement to restrictions (substantially similar to those set forth in the Soupman Shareholders Agreement with respect to the Soupman Shareholders) on its sale of shares of Soupman capital stock GC may hereafter acquire.

(h)

Soupman represents and warrants that as of the date hereof, except for the security interests granted to Hart in connection with the Loans, none of the assets of Soupman or its Affiliates (tangible or intangible, wherever located, and including those assets that are collateral for the Loans) are subject to any liens or other encumbrances as a result of security interests granted by Soupman or its Affiliates.

8.

Construction.  Each Party represents and warrants that it has been represented by independent legal counsel with respect to the negotiation of this Agreement; that it has been advised by legal counsel as to its respective rights and obligations under this Agreement; and that it has participated in the review and drafting of this Agreement.  No construction of the terms or effect of this Agreement shall be made for or against any Party on the basis of such Party’s status as an insurer or insured or as principal drafter hereof, regardless of whether it or any part of it may be deemed ambiguous.

9.

Choice of Law.   The Parties agree that the law of the State of New York shall govern all issues, actions or disputes of any kind arising out of this Agreement.

10.

Jurisdiction.  Except as provided in Section 22, each of the Parties irrevocably agrees that any action arising out of or relating to this Agreement brought by a Party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in New York, New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the Parties agrees not to commence any action relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors, permitted assigns, trustees, administrators, heirs, executors, and personal representatives.  The Soupman Releasees are intended third party beneficiaries of Section 5(a), the Hart Releasees are intended third party beneficiaries of Section 5(b), and Hart’s designee is an intended third party beneficiary of Sections 2(b) and (c).

12.

Entire Agreement.  Except as provided herein, this Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior written and oral agreements, commitments, negotiations or understandings between the Parties with respect to such subject matter.

13.

Amendment.  This Agreement may not be amended, altered or modified except by a written amendment duly executed by the Parties.

14.

Assignment.  This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party, provided that either Party shall have the right to assign its rights hereunder without such consent, in the case of Soupman, to any successor in interest and, in the case of Hart, to any Affiliate of Hart; provided, further, no such assignment shall be deemed to release the assigning Party of its duties or obligations under this Agreement.

15.

Notice.  Any notice or request required or desired to be given pursuant to this Agreement and shall be considered given when delivered personally, one Business Day after being sent by a major overnight courier specifying next Business Day delivery, or five days after being mailed by certified mail, return receipt requested, postage prepaid, to the Parties at their respective addresses first set forth above, or at such other address as may be indicated in writing by either of them in the manner provided herein for giving notice.  Any notice given under this Agreement shall be accompanied by a courtesy copy sent by as provided above or by electronic mail to the receiver’s  counsel as follows:

If to Soupman, to:

William A. Rome, Esq.

Robinson Brog Leinwand Greene Genovese & Gluck, PC

875 Third Avenue, 9th floor

New York, New York 10022

war@robinsonbrog.com

If to Hart, to:

Len Breslow, Esq.

Breslow & Walker, LLP

100 Jericho Quadrangle, Suite 230

Jericho, New York 11753

Email:

lbreslow@breslowwalker.com

16.

Confidentiality.  Except for filing of the Stipulations and the content thereof, this Agreement, all of its terms, and all documents, discussions and negotiations leading up or related to it shall be and remain confidential and shall not be disclosed by the Parties, except that such disclosures may be made:

(a)

in the event that such Party becomes legally compelled to disclose such information or required by law to disclose such information; provided that the Party disclosing such information shall give the other Party prompt notice thereof (if legally permitted to do so) so that such Party may seek a protective order or other appropriate remedy; in the event that such protective order or other remedy is not obtained, the disclosing Party may furnish only that portion of the information which it is advised by written opinion of its legal counsel that it is legally required to provide and will use every reasonable effort to obtain confidential treatment for such information;

(b)

to the extent reasonably necessary, to their respective auditors, accountants, attorneys, lenders, tax authorities, or military authorities, or to permit lending institutions or potential or actual third-party investors to conduct a review in the ordinary course of business, provided that any such party who receives such information is advised of the obligations of this Section 16 and agrees to abide by this Section 16 with respect thereto as if such party was a signatory to this Agreement (with the disclosing Party being liable for any breach of this Section 16 by such recipient);

(c)

to enforce any term of this Agreement;

(d)

with the written consent of the other Party; and

(e)

with respect to Hart, to the designee receiving the shares of Series B Preferred Stock or Designee Shares pursuant to Section 2 hereof and to any purchaser of Shares pursuant to Section 6(f)(i) hereof.

17.

Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

18.

Headings.  The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

19.

Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one document.  A facsimile signature shall have the same effect as an original.

20.

Fees and Costs.  Each Party shall bear its own costs and attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, except that Soupman shall remit a total of $30,000 to Hart on or before December 31, 2015 in payment of certain of such costs.

21.

Cumulative Remedies.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that a Party may otherwise have at law or in equity.

22.

Arbitration.  All disputes or claims between the Parties with respect to (and solely with respect to) whether Hart has complied with the Sales Restrictions (for clarity, including whether a Soupman Shareholder breached the Soupman Shareholders Agreement or Corso breached the Corso Agreement) shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules (the “Rules”) by one (1) arbitrator (acting as a determiner of facts and not a mediator) appointed in accordance with the Rules, and in accordance with the following:  (a) the proceeding shall, unless otherwise agreed by the Parties, be held in Borough of Manhattan in New York, New York;  (b) the arbitrator shall adhere to and be bound by the provisions of this Section 22 and the definitions set forth in this Agreement, and shall resolve such dispute or claim in accordance with this Agreement as soon practicable (but in any event within sixty (60) days after the appointment of the arbitrator); (c) the Parties shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the arbitrator, and shall give the arbitrator access to all data and other information the arbitrator reasonably requests for purposes of such resolution; (d) each Party shall be freely granted, subject to the discretion and control of the arbitrator to conduct the arbitration in an expeditious manner, (i) the reasonable production of books, records, documents and other evidence prior to and at the hearing, and (ii) the right to take depositions in a reasonable number and of reasonable duration under oath of the officers, employees, agents, Affiliates and representatives of the other Party prior to the hearing; (e) in no event shall the arbitrator resolve that the aggregate sales price of shares sold is more than the highest or less than the smallest amount submitted by the Parties; (f) the decision of the arbitrator shall be final, non-appealable and conclusive on the Parties, and judgment on the award may be entered in any court of competent jurisdiction; and (g) the decision of the arbitrator shall state the reasons for its decision and, if applicable, shall set forth the Excess Amount.  The prevailing Party shall be entitled to recover from the losing Party a reasonable sum for attorney’s fees and costs incurred in such arbitration proceedings, as determined by the arbitrator.  Notwithstanding anything to the contrary contained herein, the Parties may seek relief available under New York CPLR Section 7502(c) in any applicable court described in Section 10 hereof in connection with any arbitration which has been commenced or is pending pursuant to the provisions of this Section 22.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Soupman, Inc.
By: /s/ Robert Bertrand Name: Robert Bertrand Title: President

/s/ Penny Fern Hart Penny Fern Hart

Schedule A

Loans

Date of original note

April 11, 2007

Original amount of note

$1,000,000.00

Maturity date

April 17, 2008

Interest rate

Prime plus 1% (through April 17, 2008);

thereafter, Prime plus 4% as default rate

Late fees and expenses

As set forth in the Note

Summary description of certain collateral and guarantees:  The principal of, accrued interest on and all fees payable in respect of the Loan are secured by all assets, tangible and intangible, of SKII.  Each of TOSI and other subsidiaries of Soupman have guaranteed the entire balance of the Loan, plus all accrued interest thereon, and all fees due in respect thereof, and has granted a security interest in all of its assets to secure such guarantee.

Date of original note

June 17, 2008

Original amount of note

$ 538,000.00

Maturity date

June 17, 2009

Interest rate

Prime plus 1% (through June 17, 2009);

thereafter, Prime plus 3% as default rate

Late fees and expenses

As set forth in the Note

Summary description of certain collateral and guarantees:  The principal of, accrued interest on and all fees payable in respect of the Loan are secured by all assets, tangible and intangible, of SKII.  Each of TOSI and other subsidiaries of Soupman have guaranteed the entire balance of the Loan, plus all accrued interest thereon, and all fees due in respect thereof, and has granted a security interest in all of its assets to secure such guarantee.

Schedule B

Amortization Schedule

1.

Twelve (12) consecutive monthly payments of Ten Thousand ($10,000) each, with the first payment being due and payable on or before October 15, 2015, and each subsequent payment being due and payable on or before the 15th day of each of the eleven calendar months thereafter.

2.

Twenty-three (23) consecutive monthly payments of Twenty-Five Thousand ($25,000) each, with the first of payment being due and payable on or before October 15, 2016, and each subsequent payment being due and payable on or before the 15th day of each of the 22 calendar months thereafter.

3.

A final payment in an amount equal to the remaining outstanding balance of all amounts due hereunder, which shall be due and payable on or before November 15, 2018.

Prepayments shall be permitted at any time without premium or penalty.  Each of the foregoing payments shall be subject to a 10-day grace period (i.e., with respect to each such payment, no default shall be deemed to have occurred if such payment is made prior to the end of such grace period).

Schedule C

Soupman Shareholders

NAME	ADDRESS
Arnold Casale	c/o Soupman, Inc. 1110 South Avenue, Suite 100 Staten Island, NY 10134
Seb Rametta	c/o Soupman, Inc. 1110 South Avenue, Suite 100 Staten Island, NY 10134
Jameson Karson	c/o Soupman, Inc. 1110 South Avenue, Suite 100 Staten Island, NY 10134
Daniel Rubano	c/o Soupman, Inc. 1110 South Avenue, Suite 100 Staten Island, NY 10134